Exhibit 99.1


            Reliance Steel & Aluminum Co. Announces New Board Member


     LOS ANGELES--(BUSINESS WIRE)--Jan. 5, 2006--Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Richard J. Slater, 59, has joined its Board of Directors effective January 1, 2006. Mr. Slater is the President and a director of ORBIS L.L.C., an investment and advisory firm, and is an advisor to the Chairman and Chief Executive Officer of Jacobs Engineering Group, Inc., a New York Stock Exchange-listed company that provides global technical professional services. Mr. Slater served in various positions with Jacobs Engineering Group from 1980-2003, most recently as Executive Vice President of Worldwide Operations. Mr. Slater received a degree in Civil Engineering from the University of Aston in the United Kingdom. An independent search firm was engaged by the members of the Nominating and Governance Committee of Reliance's Board of Directors to fill a vacancy on the Board, which resulted in the appointment of Mr. Slater.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 31 states and Belgium and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium; and alloy steel sold to more than 95,000 customers in various industries.
     Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America's Best Big Companies and was also named as one of "America's Most Admired Companies" listed in the diversified wholesaler's category in the March 7, 2005, issue of Fortune. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.


     CONTACT: Reliance Steel & Aluminum Co.
              Kim P. Feazle
              Investor Relations
              713-610-9937
              213-576-2428
              kfeazle@rsac.com
              investor@rsac.com